                                 EMPLOYMENT AGREEMENT


    This Employment Agreement ("Agreement") is entered into on July 1, 1995 by and between John F. Gottshall, an individual ("Executive"), and Petrowax PA Inc., a Delaware corporation (the "Company").

  l. EMPLOYMENT BY THE COMPANY AND TERM.

    (a) Full Time and Best Efforts. Subject to the terms set forth herein, the Company agrees to employ Executive as Chief Financial Officer, and in such other executive capacities as may be requested from time to time by the Board of Directors of the Company or a duly authorized committee thereof, and Executive hereby accepts such employment. Executive shall serve, if elected, as a member of the Board of Directors of the Company, and shall render such other services for the Company and corporations controlled by, under common control with or controlling, directly or indirectly, the Company, and to successor entities and assignees of the Company ("Company's Affiliates") as the Company may from time to time reasonably request and as shall be consistent with the duties Executive is to perform for the Company and with Executive's stature and experience. During the term of his employment with the Company, Executive will devote his full time and exclusive attention to, and use his best efforts to advance, the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be harmful or detrimental to, or that may compete with, the business and affairs of the Company.

    (b) DUTIES. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board") and the officers to whom the Executive reports.

    (c) COMPANY POLICIES. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

    (d) TERM. The initial term of employment of Executive under this Agreement shall begin as of July 1, 1995 for an initial term ending on July 1, 1997 (such two year period, the "Initial Term"), subject to the provisions for termination set forth herein and renewal as provided in Section 1(e) below.

    (e) RENEWAL. Unless the Company shall have given Executive notice that this Agreement shall not be renewed at least ninety (90) days prior to the end of the Initial Term, the term of this Agreement shall be automatically extended for a period of one year, such procedure to be followed in each such successive period. Each extended term shall continue to be subject to the provisions for termination set forth herein.

  2. COMPENSATION AND BENEFITS.

    (a) SALARY. Executive shall receive for services to be rendered hereunder a salary at the rate of Fifteen Thousand Eight Hundred Thirty-Three Dollars ($15,833) per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees (the "Base Salary"). The Base Salary will be reviewed by and shall be subject to increase at the sole discretion of the Board of Directors of the Company each year during the term of this Agreement.

    (b) PARTICIPATION IN BENEFIT PLANS. During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability, pension or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. To the maximum extent permitted under the terms of any 401(k) or other pension plan now existing or hereafter established by the Company, Executive shall be entitled to the immediate vesting of benefits under such plans in which Executive participates.

    (c) VACATION. Executive shall be entitled to a period of annual vacation time equal to that generally provided to senior managers of the Company, but in any event not more than four weeks per twelve month period, to accrue PRO RATA during the course of each such twelve month period; provided, however, that the parties hereto agree that Executive shall be deemed to have accrued four weeks of vacation effective as of January 1, 1996. The days selected for Executive's vacation must be mutually agreeable to Company and Executive. Accrued unused vacation will expire 12 months after the date of accrual and in no event shall Executive's total accrued vacation exceed four weeks.

    (d) 401(K) PLAN. To the extent legally permitted, Executive shall be entitled to place a portion of his Base Salary into a 401(K) or other qualified deferred tax annuity plan of the Company or, if the Company does not have such a plan, of any such plan of any of the Company's subsidiaries, as may be designated by the Executive.

    (e) TERM LIFE INSURANCE. During the term hereof, the Company shall procure and pay for a $500,000 term life insurance policy covering Executive, for the benefit of such beneficiaries as Executive shall designate.

    (f) RELOCATION BENEFITS. If the Company requires Executive to relocate his residence, the Company shall bear the following costs in connection with such relocation:

         (i)   closing costs on sale of old house;

         (ii)  cost of movement of household goods; and

         (iii) such additional relocation benefits as may be mutually agreed to from time to time between the Company and Executive.

    3. OPTION AND BONUS PLANS.

    (a) OPTIONS. Within 60 days following the date of this Agreement, the Company shall cause its indirect parent, MSC Holdings, Inc. ("MSC") to grant to Executive options to purchase up to 10,227 shares of MSC common stock (constituting 0.75% of the outstanding common stock of MSC on the date hereof on a fully diluted basis) at an exercise price of $10.00 per share, with such additional terms and conditions as MSC shall determine. Such options shall be granted pursuant to the MSC Holdings, Inc. 1995 Stock Incentive Plan and the stock option agreement evidencing such options will contain a provision providing for the accelerated vesting of such options upon a change of control.

    (b) BONUS. For each fiscal year of the Company ending March 31 that the applicable EBITDA target set forth on Appendix A attached hereto is achieved, and if Executive is employed by the Company pursuant to the terms of this Agreement on the last day of such fiscal year, Executive shall receive a bonus equal to 40% of his then annual Base Salary, to be paid on the June 30 immediately following the end of such fiscal year. Notwithstanding the foregoing terms of this paragraph (b), (i) if the March 31, 1996 EBITDA target set forth on Appendix A attached hereto is not achieved, Executive shall nonetheless be entitled to a bonus equal to 20% of his then annual Base Salary and (ii) in any fiscal year in which the applicable EBITDA target is not achieved, the Board of Directors of the Company may nonetheless elect in its sole discretion to award all or any part of the bonus described herein.

  4.  REASONABLE BUSINESS EXPENSES AND SUPPORT.

         Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder. Executive shall be furnished reasonable office space, assistance and facilities.

  5. TERMINATION OF EMPLOYMENT. The date on which Executive's employment by the Company ceases, under any of the following circumstances, shall be defined herein as the "Termination Date."

    (a)  TERMINATION FOR CAUSE.

         (i) TERMINATION: PAYMENT OF ACCRUED SALARY AND VACATION. The Board may terminate Executive's employment with the Company at any time for cause, immediately upon notice to Executive of the circumstances leading to such termination for cause. In the event that Executive's employment is terminated for cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice.

         (ii) DEFINITION OF CAUSE. "CAUSE" means the occurrence or existence of any of the following with respect to Executive, as determined by a majority of the disinterested directors of the Board: (a) a material breach by Executive of any of his obligations hereunder which remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof; (b) a material breach by the Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given the Executive written notice thereof; (c) the repeated material breach by the Executive of any duty referred to in clause (b) above as to which at least one written notice has been given pursuant to such clause (b); (d) any act of dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (e) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (f) any intentional damage of a material nature to any property of the Company or any of its Affiliates; (g) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance which, in any case described in this clause (g), the Board reasonably determines renders the Executive unfit to serve in his capacity as an officer or employee of the Company or its Affiliates; or
(h) any other material misconduct on the part of Executive which remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof.

    (b) TERMINATION BY EXECUTIVE. Executive shall have the right, at its election, to terminate his employment with the Company by written notice to the Company to that effect if the Company shall have failed to substantially perform a material condition or covenant of this Agreement ("Company's Material Breach"); provided, however, that termination for Company's Material Breach will not be effective until Executive shall have given written notice specifying the claimed breach and, provided such breach is curable, Company fails to correct the claimed breach within thirty (30) days after the receipt of the applicable notice or such longer time as may be reasonably required by the nature of the claimed breach (but within ten (10) days if the failure to perform is a failure to pay monies when due under the terms of this Agreement).

    (c) TERMINATION UPON DISABILITY. Company may terminate Executive's employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for four (4) months within any eight (8) month period. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except that Executive shall receive the accrued portion of any bonus (including the bonus referenced in Section 3(b) hereof) through the Termination Date, less standard withholdings for tax and social security purposes, payable upon such date or over such period of time which is in accordance with the applicable bonus plan.

    (d) TERMINATION WITHOUT CAUSE.

    (i) TERMINATION PAYMENTS. In the event that during the term of this Agreement (A) Executive's employment is terminated by the Company other than pursuant to paragraph 5(a) or 5(c), (B) Executive's employment is terminated by Executive pursuant to paragraph 5(b), or (C) the Company elects not to renew this Agreement in accordance with Section 1(e), then the Company shall pay Executive as severance an amount (the "Severance Payment") equal to (W) any accrued bonus (with any partial fiscal year to be payable on a pro rata basis), less standard withholdings for tax and social security purposes, payable upon such date or over such period of time which is in accordance with the applicable bonus plan, plus (X) if Executive's employment is terminated during the Initial Term, an amount equal to Executive's Base Salary and any bonus for the remainder of the Initial Term as if Executive were employed for such period, less standard withholdings for tax and social security purposes, and payable, in the case of Base Salary, in equal monthly payments over the remainder of the Initial Term and, in the case of bonus, in accordance with the applicable bonus plan, plus
(Y) twenty-four (24) months of Executive's Base Salary at the time of termination or expiration, less standard withholdings for tax and social security purposes, payable in equal monthly payments over the twenty-four (24) month period commencing as of the later of the Termination Date (or expiration of this Agreement upon non-renewal) and the end of the Initial Period, plus (Z) an additional 12 months of bonus credited as if Executive were employed for the 12 month period immediately following the later of the Termination Date (or expiration of this Agreement upon non-renewal) and the end of the Initial Term (with any partial fiscal year to be payable on a pro rata basis), less standard withholdings for tax and social security purposes, payable upon such date or over such period of time which is in accordance with the applicable bonus plan. Notwithstanding the foregoing sentence, beginning on the date 12 months following the later of the Termination Date (or expiration of this Agreement upon non-renewal) and the end of the Initial Term, the Company may discontinue payment of the Base Salary portion of the Severance Payment upon or at any time following Executive's acceptance of new employment with another employer. Executive agrees to use his best efforts to locate new employment following any termination of his employment hereunder, and further agrees to promptly provide written notice of any such new employment to the Company.

              (ii) FUNDAMENTAL CHANGES. In the event that the Company undergoes a change in control or makes a substantial change which results in diminution in the Executive's duties, authority, responsibility or compensation without performance or market justification, Executive may terminate his employment; PROVIDED, HOWEVER, that Executive shall provide the Company 10 days' notice prior to any such termination and the Company shall have a reasonable period of time to cure. A termination in such circumstances shall be treated as a Company termination without cause and Executive shall be entitled to the same severance payments and benefits provided in paragraphs 5(d)(i), 5(e) and 5(g), as applicable.

         (e) BENEFITS UPON TERMINATION. All benefits (including any vesting) provided under paragraph 2(b) hereof shall be extended, at Executive's election and at the same cost to Executive as when employed, to the extent permitted by the Company's insurance policies and benefit plans, for one year after Executive's Termination Date (or, in the case of a termination described in Section 5(d)(i), for the period during which the Company is required to make termination payments pursuant to Section 5(d)(i)), except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in paragraph 5(a).

         (f) TERMINATION UPON DEATH. If Executive dies prior to the expiration of the term of this Agreement, the Company shall (i) continue coverage of Executive's dependents (if any) under all benefit plans or programs of the type listed above in paragraph 2(b) herein for a period of three (3) months, and (ii) pay to Executive's estate the accrued portion of any bonus through the Termination Date, less standard withholdings for tax and social security purposes, payable upon such date or over such period of time which is in accordance with the applicable bonus plan.

         (g) OUTPLACEMENT SERVICES. Upon any termination of Executive's employment pursuant to Section 5(c) or 5(d), the Company shall provide to Executive appropriate senior executive level outplacement services as may be mutually agreed to from time to time between the Company and Executive.

  6.  PROPRIETARY INFORMATION OBLIGATIONS.

    During the term of employment under this Agreement, Executive will have access to and become acquainted with the Company's confidential and proprietary information, including but not limited to information or plans regarding the Company's customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively "Proprietary Information"). Executive shall not disclose any of the Company's Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment and no copies thereof shall be kept by Executive; PROVIDED, HOWEVER, that Executive shall be entitled to retain documents reasonably related to his interest as a shareholder and any documents that were personally owned or acquired.

  7. NONINTERFERENCE. While employed by the Company and until two years from termination of this Agreement, Executive agrees not to interfere with the business of the Company by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

  8. NONCOMPETITION. Executive agrees that during the term of this Agreement and for a period of two (2) years after the termination hereof, he will not, without the prior consent of the Company, directly or indirectly, have an interest in, be employed by, or be connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer, in any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business which is similar to or in competition with the business of the Company (i) during the term of this Agreement, in any location, and (ii) for the two year period following the termination of this Agreement, in any state in which the Company was conducting business at the date of termination of Executive's employment and continues to do so thereafter; provided, however, that the foregoing shall not prevent the Executive from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.

  9.  MISCELLANEOUS.

    (a) NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telecopy or telex) or the third day after mailing by first class mail to the recipient at the address indicated below:

    To the Company:

    Petrowax PA Inc.
    c/o Aurora Capital Partners L.P.
    1800 Century Park East
    Suite 1000
    Los Angeles, California 90067
    Attention: Richard K. Roeder, Esq.
    Facsimile: (310) 551-0101

    To Executive:

    John F. Gottshall
    301 Cambridge Woods Way
    Raleigh, North Carolina 27608
    Facsimile: (919) 571-1496
or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

         (b) SEVERABILITY. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

         (c) ENTIRE AGREEMENT. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

         (d) COUNTERPARTS. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

         (e) SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

         (f) ATTORNEYS FEES. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefore, the prevailing party shall be entitled to reasonable attorney's fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

         (g) AMENDMENTS. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

         (h) CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of New York.

    IN WITNESS WHEREOF, the parties have executed this agreement effective as of the date it is last executed below by either party.

                                           /s/ John F. Gottshall
                                          -------------------------
                                           JOHN F. GOTTSHALL

                                           PETROWAX PA INC.

                                           By: /s/ illegible
                                              ---------------------
                                           Title: /s/ illegible
                                                 ------------------

                                      APPENDIX A

Fiscal Year Ending                             EBITDA* Target
--------------------                           ------------------
March 31, 1996                                 19,500,000

March 31, 1997                                 23,100,000

March 31, 1998                                 27,000,000
   (applicable if Agreement renewed)

March 31, 1999                                 26,300,000
   (applicable if Agreement renewed)

March 31, 2000                                 27,700,000
   (applicable if Agreement renewed)

*"EBITDA" shall have the meaning ascribed thereto in the Facility Agreement, dated as of June 16, 1995 (the "Facility Agreement"), between ABI Acquisition 2 PLC and Petrowax PA Inc. as initial borrowers, the Companies named therein as initial guarantors, Union Bank of Switzerland as arranger, Union Bank of Switzerland as facility agent, Union Bank of Switzerland as security trustee, and certain others, but adjusted to subtract therefrom, without duplication, the sum of all performance bonuses paid to employees of the Group (as such term is defined in the Facility Agreement) with respect to the fiscal year for which EBITDA is being computed, regardless of when such performance bonuses are actually paid.